AVISTA CORPORATION	Exhibit 99.1

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following Unaudited Pro Forma Condensed Consolidated Financial Statements of Avista Corporation (Avista Corp.) present financial information giving effect to the disposition of substantially all of the contracts and ongoing operations of Avista Energy, Inc. (Avista Energy) as described in Note 1 of the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2007 presents the consolidated financial condition of Avista Corp., giving effect to the disposition as if it had occurred on March 31, 2007. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the three months ended March 31, 2007 and for the year ended December 31, 2006 present the consolidated results of operations of Avista Corp., giving effect to the disposition as if it had occurred immediately prior to January 1, 2006.

This information should be read in conjunction with:

•	the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements that describe the transaction and the adjustments to such financial statements,

•	Avista Corp.’s unaudited consolidated financial statements included in Avista Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and

•	Avista Corp.’s consolidated financial statements included in Avista Corp.’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared for informational purposes only and are not necessarily indicative of what Avista Corp.’s financial condition or results of operations actually would have been had the transaction been completed on the dates indicated. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not represent a projection of Avista Corp.’s future financial condition or results of operations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Avista Corporation
For the Three Months Ended March 31, 2007

Dollars in thousands		Pro forma	Pro forma
	As reported	adjustments	as adjusted
Operating Revenues:		(a)
Utility revenues	$414,266		$414,266
Non-utility energy marketing and trading revenues	29,409	(23,840)	5,569
Other non-utility revenues	15,512		15,512

Total operating revenues	459,187	(23,840)	435,347

Operating Expenses:
Utility operating expenses:
Resource costs	269,986		269,986
Other operating expenses	49,041		49,041
Depreciation and amortization	21,090		21,090
Taxes other than income taxes	23,995		23,995
Non-utility operating expenses:
Resource costs	37,727	(32,158)	5,569
Other operating expenses	17,136	(5,085)	12,051
Depreciation and amortization	1,275	(90)	1,185

Total operating expenses	420,250	(37,333)	382,917

Income from operations	38,937	13,493	52,430

Other Income (Expense):
Interest expense	(20,373)	83	(20,290)
Interest expense to affiliated trusts	(1,810)		(1,810)
Capitalized interest	1,116		1,116
Other income—net	3,711	(1,581)	2,130

Total other income (expense)-net	(17,356)	(1,498)	(18,854)

Income before income taxes	21,581	11,995	33,576

Income taxes	7,487	4,346	11,833

Net income	$14,094	$7,649	$21,743

Weighted-average common shares outstanding (thousands), basic	52,684		52,684

Weighted-average common shares outstanding (thousands), diluted	53,322		53,322

Total earnings per common share, basic	$0.27		$0.41

Total earnings per common share, diluted	$0.26		$0.41

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

Avista Corporation
For the Year Ended December 31, 2006

Dollars in thousands		Pro forma	Pro forma
	As reported	adjustments	as adjusted
Operating Revenues:		(a)
Utility revenues	$1,267,938		$1,267,938
Non-utility energy marketing and trading revenues	177,551	(154,697)	22,854
Other non-utility revenues	60,822		60,822

Total operating revenues	1,506,311	(154,697)	1,351,614

Operating Expenses:
Utility operating expenses:
Resource costs	751,646		751,646
Other operating expenses	187,161		187,161
Depreciation and amortization	81,904		81,904
Taxes other than income taxes	69,882		69,882
Non-utility operating expenses:
Resource costs	144,137	(121,283)	22,854
Other operating expenses	66,546	(18,941)	47,605
Depreciation and amortization	5,179	(490)	4,689

Total operating expenses	1,306,455	(140,714)	1,165,741

Income from operations	199,856	(13,983)	185,873

Other Income (Expense):
Interest expense	(89,051)	199	(88,852)
Interest expense to affiliated trusts	(7,116)		(7,116)
Capitalized interest	2,934		2,934
Other income—net	8,600	(4,839)	3,761

Total other income (expense)-net	(84,633)	(4,640)	(89,273)

Income before income taxes	115,223	(18,623)	96,600

Income taxes	42,090	(6,762)	35,328

Net income	$73,133	$(11,861)	$61,272

Weighted-average common shares outstanding (thousands), basic	49,162		49,162

Weighted-average common shares outstanding (thousands), diluted	49,897		49,897

Total earnings per common share, basic	$1.49		$1.25

Total earnings per common share, diluted	$1.47		$1.23

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)
Avista Corporation
As of March 31, 2007

Dollars in thousands
	As reported	Pro forma adjustments		Pro forma as adjusted

Assets:
Current Assets:
Cash and cash equivalents	$56,974	$21,962	(b)	$78,936
Restricted cash	26,237			26,237
Accounts and notes receivable	258,932			258,932
Utility energy commodity derivative assets	19,716			19,716
Funds held for customers	91,506			91,506
Deposits with counterparties	85,366			85,366
Materials and supplies, fuel stock and natural gas stored	19,495			19,495
Deferred income taxes	14,769			14,769
Assets held for sale	600,962	(597,503	) (c)	3,459
Other current assets	29,068			29,068

Total current assets	1,203,025	(575,541)		627,484

Net Utility Property:
Utility plant in service	2,959,749			2,959,749
Construction work in progress	115,920			115,920

Total	3,075,669			3,075,669
Less: Accumulated depreciation and amortization	842,895			842,895

Total net utility property	2,232,774			2,232,774

Other Property and Investments:
Investment in exchange power-net	30,421			30,421
Non-utility properties and investments-net	59,955			59,955
Investment in affiliated trusts	13,403			13,403
Other property and investments-net	16,829			16,829

Total other property and investments	120,608			120,608

Deferred Charges:
Regulatory assets for deferred income tax	104,718			104,718
Regulatory assets for pensions and other postretirement benefits	53,555			53,555
Other regulatory assets	31,578			31,578
Non-current utility energy commodity derivative assets	16,418			16,418
Power and natural gas deferrals	84,110			84,110
Unamortized debt expense	44,895			44,895
Other deferred charges	12,948			12,948

Total deferred charges	348,222			348,222

Total assets	$3,904,629	($575,541)		$3,329,088

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (continued)

(Unaudited)
Avista
As of March 31, 2007

Dollars in thousands
	As reported	Pro forma adjustments		Pro forma as adjusted

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$243,910			$243,910
Customer fund obligations	91,506			91,506
Deposits from counterparties	40,950			40,950
Current portion of long-term debt	14,607			14,607
Current portion of preferred stock-cumulative	26,250			26,250
Interest accrued	25,468			25,468
Regulatory liability for utility derivatives	14,658			14,658
Liabilities held for sale	574,372	(574,372	) (d)	—
Other current liabilities	76,365			76,365

Total current liabilities	1,108,086	(574,372)		533,714

Long-term debt	950,053			950,053

Long-term debt to affiliated trusts	113,403			113,403

Other Non-Current Liabilities and Deferred Credits:
Regulatory liability for utility plant retirement costs	200,665			200,665
Non-current regulatory liability for utility derivatives	11,255			11,255
Pensions and other postretirement benefits	98,239			98,239
Deferred income taxes	430,393			430,393
Other non-current liabilities and deferred credits	65,261			65,261

Total other non-current liabilities and deferred credits	805,813			805,813

Total liabilities	2,977,355	(574,372)		2,402,983

Stockholders’ Equity:
Common stock—net	717,938			717,938
Accumulated other comprehensive loss	(16,388)	(1,169	) (e)	(17,557)
Retained earnings	225,724			225,724

Total stockholders’ equity	927,274	(1,169)		926,105

Total liabilities and stockholders’ equity	$3,904,629	($575,541)		$3,329,088

AVISTA CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DISPOSITION OF AVISTA ENERGY’S ASSETS

On June 30, 2007, Avista Energy, a subsidiary of Avista Capital, Inc. and an indirect subsidiary of Avista Corp., and Avista Energy Canada, Ltd. (Avista Energy Canada), a wholly-owned subsidiary of Avista Energy, completed the sale of substantially all of their contracts and ongoing operations to Coral Energy Holding, L.P. (Coral Energy), a subsidiary of the Shell Group of Companies, as well as certain other subsidiaries of Coral Energy. Avista Energy sold substantially all of its contracts and ongoing operations to Coral Energy and Avista Energy Canada sold substantially all of its contracts and ongoing operations to Coral Energy Canada Inc., a subsidiary of Coral Energy.

The transaction was completed through a purchase and sale agreement and certain other ancillary agreements. As consideration for the assets acquired (net of liabilities assumed), the purchase price paid by Coral Energy is being calculated on the closing date as the sum of the following (subject to certain adjustments):

•	the net trade book value of contracts acquired,

•	the market value of the natural gas inventory, and

•	the net book value of the tangible fixed assets acquired.

Proceeds from the transaction include cash consideration for the net assets acquired by Coral Energy and the anticipated liquidation of the remaining net current assets of Avista Energy not sold to Coral Energy (primarily receivables, restricted cash and deposits with counterparties the majority of which will be liquidated within 60 days). On July 2, 2007, Avista Energy received $34.4 million from Coral Energy based on the value of the net assets sold as of May 31, 2007. This amount will be adjusted and settlement made sometime in the third quarter of 2007 based on the determination of final market values and other closing adjustments as of June 30, 2007. In addition to the cash proceeds received from Coral Energy, Avista Energy has liquidated approximately $95 million of net current assets through July 5, 2007. Over time, Avista Corp. plans to redeploy into its regulated utility operations the majority of the estimated $175 million of total proceeds either received from Coral Energy or realized from the liquidation of the remaining net current assets of Avista Energy. Certain assets of Avista Energy with a net book value of approximately $25 million will not be liquidated within 60 days. These primarily include natural gas storage and deferred tax assets.

Due to the complexities of determining the final market value of certain contracts, the termination of hedging contracts, foreign currency translation and certain other closing adjustments, the amount of the net loss on the transaction can not be determined at this time. However, Avista Corp. expects the after-tax net loss on the transaction to be less than $5 million. The estimated net loss on the transaction has increased from March 31, 2007 primarily due to a decrease in the market value of natural gas inventory and changes in the value of certain hedging contracts.

Assets and liabilities excluded from the sale and retained or liquidated by Avista Energy include:

•	cash,

•	certain agreements related to a power generation facility located in Idaho for periods after December 31, 2009,

•	storage rights at a natural gas facility located in Washington for periods after April 30, 2011,

•	accounts receivable,

•	certain software, hardware, licenses and permits,

•	accounts payable,

•	tax obligations,

•	cash deposits with and from counterparties,

•	litigation matters (including matters related to western energy markets), and

•	certain employment agreements and employee related obligations.

NOTE 2. BASIS OF PRESENTATION AND PRO FORMA ADJUSTMENTS

The “As reported” financial information as of and for the three months ended March 31, 2007 has been derived from the historical unaudited consolidated financial statements included in Avista Corp.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007. The “As reported” financial information for the year ended December 31, 2006 has been derived from the historical consolidated financial statements included in Avista Corp.’s Annual Report on Form 10-K for the year ended December 31, 2006.

AVISTA CORPORATION

The historical consolidated financial statements of Avista Corp. have been adjusted to give effect to pro forma events that are (1) directly attributable to the sale of substantially all of Avista Energy’s contracts and ongoing operations, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the consolidated results of operations.

Avista Corp. has not reflected any gain or loss in the pro forma statements of income as the gain or loss is considered to be non-recurring.

Pro forma adjustments included in the condensed consolidated pro forma financial statements are as follows:

(a)	The adjustments reflected in the statements of income eliminate the results of operations of Avista Energy sold to Coral Energy.

(b)	This adjustment on the balance sheet reflects the estimated net cash proceeds from the sale of Avista Energy’s assets (net of liabilities assumed) to Coral Energy based on the carrying value as of March 31, 2007. On July 2, 2007, Avista Energy received $34.4 million from Coral Energy based on the value of the net assets sold as of May 31, 2007. The change from the estimated net cash proceeds at March 31, 2007 of $22.0 million was due to injections of natural gas into storage and changes in the market value of contracts and natural gas inventory. The final amount of net cash proceeds will be adjusted and settlement made sometime in the third quarter of 2007 based on the determination of final market values and other closing adjustments as of June 30, 2007.

(c)	This adjustment on the balance sheet reflects assets being sold to Coral Energy. Using the carrying value as of March 31, 2007, total assets to be disposed of totaled $597.5 million.

(d)	This adjustment on the balance sheet reflects liabilities being assumed by Coral Energy. Using the carrying value as of March 31, 2007, total liabilities to be assumed by Coral Energy totaled $574.4 million.

(e)	This adjustment on the balance sheet represents the elimination of Avista Energy’s accumulated other comprehensive income related to unrealized gains on derivative commodity instruments as of March 31, 2007.

In addition to the transactions described above that are directly attributable to the sale of Avista Energy’s assets, certain current assets and liabilities will be liquidated in accordance with their contractual terms (the majority of which will be liquidated within 60 days). This includes (based on carrying values as of March 31, 2007) (dollars in thousands):

Restricted cash	$24,206
Accounts receivable	149,355
Deposits with counterparties	85,366
Other current assets	7,530
Accounts payable	(152,988)
Deposits from counterparties	(2,150)
Other current liabilities	(8,448)